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                                                                       Exhibit 8


                               December 3, 1997

American Telesource International, Inc.
12500 Network Blvd., Suite 407
San Antonio, Texas 78249

Ladies and Gentlemen:

   Reference is made to the information set forth under the heading "Canadian and United States Income Tax Considerations - United States Federal Income Tax Consequences" contained in the Proxy Statement/Prospectus, which is included in Amendment 3 to the Registration Statement on Form S-4 (the "Registration Statement"), filed by American Telesource International, Inc., a Delaware corporation ("ATSI-Delaware") with the Securities and Exchange Commission (the "SEC") in connection with the Arrangement among American Telesource International Inc., an Ontario corporation (the "Company") and ATSI-Delaware. Subject to the representations, assumptions and other conditions described or referenced therein, the description of anticipated material United States federal income tax consequences contained in the sections entitled "Tax Treatment of the Arrangement," "Tax Consequences to Company Shareholders," "Consequences of the Arrangement to Non-U.S. Holders," "Consequences of the Arrangement on Holders of Warrants," and "Consequences to Non-U.S. Holders of Owning and Disposing of ATSI Delaware Common Stock" (all of which sections are set forth under the above-referenced heading) accurately set forth our opinion.

   Our opinion is based on the case law, Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as they exist at the date hereof. These authorities are all subject to change, and any such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion following the effective date of the Registration Statement.

   We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Canadian and United States Income Tax Considerations - United States Federal Income Tax Consequences" and "Legal Opinions" contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



                         Very truly yours,


                         AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.